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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

AIRGATE PCS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

AIRGATE PCS, INC.

233 Peachtree Street, N.E.
Harris Tower, Suite 1700
Atlanta, Georgia 30303

January 16, 2004

Dear Fellow AirGate Shareowner:

      On Wednesday, January 14, 2004, we announced an important step to protect the company for the future. We launched an exchange offer to accomplish a financial restructuring of our company. If completed, the financial restructuring would:

•	decrease the required payments under our current debt by $255 million after 2004;

•	improve our capital structure and

•	substantially reduce the financial risk in our business plan in 2005 and beyond and allow us to execute the next phases of our strategy.

      The overall recapitalization plan includes:

•	offers to exchange all of our existing $300 million (at maturity) 13.5% senior subordinated discount notes for approximately 33 million newly-issued shares of our common stock and $160 million newly-issued 9 3/8% senior subordinated secured notes;

•	a consent solicitation to remove substantially all of the restrictive covenants in, and release the collateral securing our obligations under, the indenture governing our old notes;

•	an amendment to our credit facility; and

•	a 1 for 5 reverse stock split of the outstanding shares of common stock.

      To complete the recapitalization plan, we are asking you to:

•	approve the issuance of approximately 33 million shares of our common stock in the restructuring and

•	amend and restate our restated certificate of incorporation to implement the 1 for 5 reverse stock split of our outstanding capital stock.

      On February 12, you have an important decision — vote for the restructuring proposals, and position the company for the future with a greatly improved capital structure, or increase the risk of insolvency by not supporting the proposal. We will not complete the recapitalization plan unless we have approval of our shareowners.

      Time is very short. Your support is very important. We have previously sent a proxy statement, proxy cards and ballots. For your convenience, we are enclosing a duplicate proxy card and ballot. Please take the time to complete both the enclosed proxy and ballot and sign and return them in the enclosed, postage-paid envelopes as soon as possible.

      Shareowners and investors are urged to read the Proxy Statement on Schedule 14A (and any amendments thereto) because they contain important information. These documents and amendments to these documents have been or will be filed with the SEC. These and other documents that are filed with the SEC may be obtained at the SEC’s web site at www.sec.gov. You may also obtain each of these documents (when available) from us by directing your request to Investor Relations at (404) 525-7272.

Sincerely,

Robert A. Ferchat
Chairman

Thomas M. Dougherty
President and CEO